Exhibit 10.1

ASSIGNMENT AND ASSUMPTION AGREEMENT

                This ASSIGNMENT AND ASSUMPTION AGREEMENT (the “Agreement”) is made as of July 21, 2021, by and between Image Sensing Systems, Inc., a Minnesota corporation (the “Assignor”), and Autoscope Technologies Corporation, a Minnesota corporation (the “Assignee”) (the Assignor and the Assignee will sometimes be referred to in this Agreement together as the “Parties”).

Recitals

WHEREAS, pursuant to the Agreement and Plan of Merger dated as the date hereof (the “Merger Agreement”) by and among the Assignor, the Assignee, and Spruce Tree MergerCo, Inc., a Minnesota corporation (the “MergerCo”), the Assignor created a new holding company structure pursuant to Section 302A.626 of the Minnesota Business Corporation Act, Chapter 302A of the Minnesota Statutes, by merging MergerCo with and into the Assignor (the “Merger”), with the Assignor continuing as the surviving entity of such Merger as a direct, wholly owned subsidiary of the Assignee; and

WHEREAS, in connection with the Merger, the Assignor has agreed to assign to the Assignee, and the Assignee has agreed to assume from the Assignor, (i) any employee, director and executive compensation plans pursuant to which the Assignee is obligated to, or may, issue equity securities to its directors, officers, or employees (collectively, all such plans, including such plans listed on attached Exhibit A, the “Stock Incentive Plans”); and (ii) each equity based award agreement and/or similar agreement entered into pursuant to the Stock Incentive Plans and each outstanding award granted thereunder (collectively, the “Award Agreements” and, together with the Stock Incentive Plans, the “Assumed Agreements”; provided, however, that the term “Assumed Agreements” does not include the Employment Agreement dated as of June 27, 2016 by and between the Assignor and Chad A. Stelzig and the Employment Agreement dated as of April 29, 2019 between the Assignor and Frank G. Hallowell).

Terms of Agreement

NOW, THEREFORE, in consideration of the covenants and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged by the Parties, the Parties, intending to be legally bound, agree as follows:

Section 1.              Defined Terms. Capitalized terms used in this Agreement and not otherwise defined shall have the respective meanings assigned to them in the Merger Agreement.

Section 2.              Assignment. Effective as of the Effective Time, the Assignor hereby assigns to the Assignee all of its rights and obligations under the Assumed Agreements described on attached Exhibit A.

Section 3.              Assumption. Effective as of the Effective Time, the Assignee hereby assumes all of the rights and obligations of the Assignor under the Assumed Agreements and agrees to abide by and perform all terms, covenants, and conditions of the Assignor under such Assumed Agreements. The Assignee agrees to pay (i) all expenses incurred by the Assignee in connection with the assumption of the Assumed Agreements pursuant to this Agreement and (ii) all expenses incurred by the Assignee in connection with the registration on Form S 8 Registration Statements of shares of Common Stock, par value $0.01 per share, of the Assignee to the extent required in connection with the assumption of all of the rights and obligations of the Assignor under the Stock Incentive Plans, each equity based award agreement and/or similar agreement entered into pursuant to the Stock Incentive Plans, and each outstanding award granted thereunder, including, without limitation, registration fees imposed by the Securities and Exchange Commission. At the Effective Time, the Assumed Agreements shall each be automatically amended as necessary to provide that (a) references to “Image Sensing Systems, Inc.” in such agreements shall be read to refer to the Assignee and (b) references to the Common Stock, par value $0.01 per share, of Image Sensing Systems, Inc. in such agreements shall be read to refer to the Common Stock, par value $0.01 per share, of the Assignee.

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Section 4.              Further Assurances. Subject to the terms of this Agreement, the Parties shall take all reasonable and lawful action as may be necessary or appropriate to cause the intent of this Agreement to be carried out, including, without limitation, entering into amendments to the Assumed Agreements and notifying other parties thereto of such assignment and assumption.

Section 5.              Successors and Assigns. This Agreement shall be binding upon the Assignor and the Assignee and their respective successors and assigns. The terms and conditions of this Agreement shall survive the consummation of the transfers provided for in this Agreement.

Section 6.              Governing Law. This Agreement shall be governed by and construed in accordance with, the laws of the State of Minnesota, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws.

Section 7.              Counterparts. This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original but all of which shall constitute one and the same agreement.

Section 8.              Entire Agreement. This Agreement, including attached Exhibit A, together with the Merger Agreement, constitute the entire agreement and supersede all other agreements and undertakings, both written and oral, between the Parties, or any of them, with respect to the subject matter hereof.

Section 9.              Amendments. This Agreement may not be modified or amended except by a writing executed by the Parties.

Section 10.            Severability. The provisions of this Agreement are severable, and if any provision of this Agreement is determined to be invalid or unenforceable, such invalidity or unenforceability shall not in any way affect the validity or enforceability of the remaining provisions of this Agreement.

Section 11.            Third Party Beneficiaries. The parties to the various equity based award agreements and/or similar agreements entered into pursuant to the Stock Incentive Plans, and each outstanding award granted thereunder, are intended to be third party beneficiaries to this Agreement.

Section 12.            Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original.

[Signature page follows.]

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 [Signature page to Assignment and Assumption Agreement by and between

Image Sensing Systems, Inc. and Autoscope Technologies Corporation]

IN WITNESS WHEREOF, the Assignor and the Assignee have caused this Assignment and Assumption Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

ASSIGNOR:	ASSIGNEE:

Image Sensing Systems, Inc.	Autoscope Technologies Corporation

By: /s/ Frank G. Hallowell	By: /s/ Frank G. Hallowell
Frank G. Hallowell	Signature
Its: Chief Financial Officer	Its: Chief Financial Officer

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Exhibit A

Assumed Agreements

Stock Incentive Plans (and all applicable award agreements thereunder):

1.             Image Sensing Systems, Inc. 2005 Stock Incentive Plan; and

2.             Image Sensing Systems, Inc. 2014 Stock Option and Incentive Plan.

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